NEWS RELEASE

Investor Relations Contact:                          Date:    May 7, 2013
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
First Quarter Earnings of $0.67 per Diluted Share
Rail Group Leads Earning Results

MAUMEE, OHIO, MAY 7, 2013 The Andersons, Inc. (Nasdaq: ANDE) announced first quarter net income attributable to the company of $12.6 million, or $0.67 per diluted share, on revenues of $1.3 billion. In the same three month period of 2012, the company reported results of $18.4 million, or $0.98 per diluted share, on $1.1 billion of revenues.

The Rail Group had record first quarter operating income of $14.6 million on revenues of $46 million. In the same three month period of 2012, the group earned $8.0 million and revenues were $36 million. The group's revenue and income benefited from higher lease rates and increased income from car financings. The group recognized $9.3 million in pre-tax gains on sales of railcars and related leases and non-recourse transactions. In 2012, the company recognized gains of $6.3 million on similar transactions. The average utilization rate for the quarter was 84.6 percent in comparison to 85.7 percent for the same period last year. The rail fleet has increased by more than 500 cars during the past year to 23,508 cars.

The Grain Group reported first quarter operating income of $8.3 million in 2013 in comparison to $19.4 million for the same period of the prior year. The Grain Group had considerably lower space income this quarter as inventories have declined as a result of the 2012 drought and market carry was much lower than the previous year. The group, however, benefited from record earnings from its investment in Lansing Trade Group. First quarter revenues for the Grain Group were $836 million and $700 million for 2013 and 2012, respectively. Revenues increased due to higher grain prices and greater sales volume, which resulted primarily from the addition of the former Green Plains Grain facilities.

The Ethanol Group had operating income of $2.5 million in the first quarter. This compares to $0.1 million earned during the same period of 2012. The higher income is the result of improved ethanol margins and increased co-product income. The sale of co-products such as corn oil, E-85, Distillers Dried Grains and CO2 remains a focus of the group as it contributes to a more consistent income base. Total revenues for the quarter were $199 million. In comparison, the group's revenues for the same period last year were $151 million. The revenue increase is primarily due to the added volume from the Denison, Iowa plant, which was acquired in the second quarter of 2012.

The Plant Nutrient Group had an operating loss of $0.6 million during the first quarter on revenues of $112 million. In the same three month period of 2012, the group reported operating income of $5.8 million and revenues of $175 million. The lower revenue and income were primarily due to weather related delays in fieldwork that led to approximately a one-third decrease in volume; this volume has likely been shifted to the second quarter. Margins from year to year are down slightly due to a very slow start to the season and limited inventory price appreciation.

The Turf & Specialty Group achieved record operating income of $4.0 million on $47 million of revenues during the first quarter. Last year, the group reported $2.2 million of operating income on $45 million of revenues for the period. Margin for the lawn business increased; and the increase more than offsets the decrease in volume from the prior year first quarter. Process improvements made in the lawn business last year are resulting in operational efficiencies.

The Retail Group had an operating loss of $3.2 million during the first quarter, which included $0.8 million of costs associated with the closing of the Woodville, Ohio store. In the prior year, the group's operating loss for the same three month period was $2.7 million. Revenues for the quarter were comparable at $31 million and $30 million in 2013 and 2012, respectively.

“Our Rail Group continues to perform well, as they skillfully manage their railcar portfolio. We are pleased with the continued strong performance of Lansing Trade Group and improved margins in the ethanol business,” CEO Mike Anderson stated. “The 2012 drought, however, continues to impact our profitability. As we have mentioned before, this will continue to impact our grain and ethanol businesses this year. While the Plant Nutrient Group was impacted by adverse weather in the first quarter, they should benefit from an anticipated record corn crop planting in the second quarter, as long as the weather cooperates,” added Mr. Anderson.

The company will host a webcast on Wednesday, May 8, 2013 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2013	2012

Sales and merchandising revenues	$1,271,970	$1,137,133
Cost of sales and merchandising revenues	1,192,697	1,051,263
Gross profit	79,273	85,870

Operating, administrative and general expenses	62,008	60,100
Interest expense	6,404	5,330
Other income:
Equity in earnings of affiliates	7,804	4,283
Other income, net	2,726	3,246
Income before income taxes	21,391	27,969
Income tax provision	9,079	10,241
Net income	12,312	17,728
Net loss attributable to the noncontrolling interests	(266)	(679)
Net income attributable to The Andersons, Inc.	$12,578	$18,407

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.67	$0.99
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.67	$0.98
Dividends paid	$0.16	$0.15

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2013	December 31, 2012	March 31, 2012

Assets
Current assets:
Cash and cash equivalents	$58,284	$138,218	$31,874
Restricted cash	635	398	18,785
Accounts receivable, net	197,842	208,877	204,400
Inventories	753,378	776,677	787,646
Commodity derivative assets - current	158,079	103,105	33,845
Deferred income taxes	15,482	15,862	23,062
Other current assets	63,350	54,016	62,577
Total current assets	1,247,050	1,297,153	1,162,189

Other assets:
Commodity derivative assets - noncurrent	813	1,906	1,189
Other assets, net	104,535	105,129	68,311
Equity method investments	190,377	190,908	190,460
	295,725	297,943	259,960
Railcar assets leased to others, net	244,706	228,330	215,023
Property, plant and equipment, net	364,307	358,878	187,584
Total assets	$2,151,788	$2,182,304	$1,824,756

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$292,100	$24,219	$365,000
Accounts payable for grain	183,997	582,653	115,236
Other accounts payable	182,013	165,201	173,254
Customer prepayments and deferred revenue	160,191	105,410	115,109
Commodity derivative liabilities – current	50,157	33,277	34,113
Accrued expenses and other current liabilities	52,519	66,902	45,994
Current maturities of long-term debt	43,052	15,145	30,342
Total current liabilities	964,029	992,807	879,048

Other long-term liabilities	16,898	18,406	44,950
Commodity derivative liabilities – noncurrent	3,220	1,134	2,352
Employee benefit plan obligations	52,927	53,131	53,080
Long-term debt, less current maturities	412,700	427,243	220,417
Deferred income taxes	77,694	78,138	68,051
Total liabilities	1,527,468	1,570,859	1,267,898
Total equity	624,320	611,445	556,858
Total liabilities and equity	$2,151,788	$2,182,304	$1,824,756

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Quarter ended March 31, 2013
Revenues from external customers	$836,495	$199,309	$111,902	$46,364	$47,187	$30,713	$—	$1,271,970

Gross profit	24,850	4,805	13,949	18,979	9,018	7,672	—	79,273

Equity in earnings (loss) of affiliates	7,910	(106)	—	—	—	—	—	7,804

Other income, net	571	231	(25)	946	275	114	614	2,726

Income (loss) before income taxes	8,299	2,213	(562)	14,574	4,001	(3,169)	(3,965)	21,391

Loss attributable to the noncontrolling interests	—	(266)	—	—	—	—	—	(266)

Operating income (loss) (a)	$8,299	$2,479	$(562)	$14,574	$4,001	$(3,169)	$(3,965)	$21,657

Quarter ended March 31, 2012
Revenues from external customers	$699,861	$150,670	$175,360	$35,859	$45,127	$30,256	$—	$1,137,133

Gross profit	32,601	2,773	21,318	12,565	7,999	8,614	—	85,870

Equity in earnings (loss) of affiliates	5,952	(1,671)	2	—	—	—	—	4,283

Other income, net	827	16	118	776	201	124	1,184	3,246

Income (loss) before income taxes	19,435	(558)	5,828	8,018	2,202	(2,749)	(4,207)	27,969

Loss attributable to the noncontrolling interests	—	(679)	—	—	—	—	—	(679)

Operating income (loss) (a)	$19,435	$121	$5,828	$8,018	$2,202	$(2,749)	$(4,207)	$28,648

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.